Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: Energy Select Sector SPDR ® Fund (ticker: “ XLE ”) and SPDR ® S&P ® Biotech ETF (ticker: “ XBI ”) Pricing date: August 23, 2021 Valuation dates: Monthly Maturity date: May 29, 2024 Contingent coupon: Approximately 8.00% per annum, paid monthly only if the closing value of the worst performer is greater than or equal to its coupon barrier on the related valuation date. You are not assured of receiving any contingent coupon. Coupon barrier: 75% of its initial underlying value, for each underlying Final buffer: 85% of its initial underlying value, f or each underlying Automatic early redemption: If on any autocall date the closing value of the worst performer is above its initial underlying value, the securities will be automatically called for an amount equal to the principal plus the related contingent coupon Autocall dates: Quarterly on valuation dates beginning after six months CUSIP / ISIN: 17329QC99 / US17329QC998 Initial underlying value: For each underlying, its closing value on the pricing date Final underlying value : For each underlying, its closing value on the final valuation date Underlying return: For each underlying on any valuation date, (current closing value - initial underlying value) / initial underlying value Worst performer: On any valuation date, the underlying with the lowest underlying return Buffer percentage: 15% Payment at maturity (if not autocalled): • If the final underlying value of the worst performer is greater than or equal to its final buffer : $1,000 • If the final underlying value of the worst performer is less than its final buffer: $1,000 + [$1,000 × (underlying return of worst performer + the buffer percentage)] If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performer is less than its final buffer, which means that the worst performer on the final valuation date has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated August 5, 2021 * A ssumes the interim valuation date is also an autocall date. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 2.75 Year Autocallable Contingent Coupon Securities Linked to the Worst of XBI and XLE Hypothetical Interim Payment per Security Assumes the securities have not been automatically redeemed prior to maturity and does not include the final contingent coupon payment, if any Hypothetical Payment at Maturity per Security Hypothetical Worst Underlying Return on Final Valuation Date Hypothetical Payment at Maturity 100.00% $1,000.00 75.00% $1,000.00 50.00% $1,000.00 25.00% $1,000.00 0.00% $1,000.00 - 15.00% $1,000.00 - 15.10% $999.00 - 50.00% $650.00 - 100.00% $150.00 Hypothetical Worst Underlying Return on Interim Valuation Date Hypothetical Payment for Interim Valuation Date Hypothetical Redemption* 100.00% $1,006.667 Redeemed 50.00% $1,006.667 Redeemed 25.00% $1,006.667 Redeemed 0.00% $1,006.667 Redeemed - 10.00% $ 6.667 Securities not redeemed - 15.00% $ 6.667 Securities not redeemed - 25.00% $ 6.667 Securities not redeemed - 25.10% $0.00 Securities not redeemed - 50.00% $0.00 Securities not redeemed - 100.00% $0.00 Securities not redeemed

Selected Risk Considerations • You may lose a significant portion of your investment. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performing underlying on the final valuation date. If the final underlying value of the worst performing underlying on the final valuation date is less than its final buffer value, which means that the worst performing underlying on the final valuation date has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. • You will not receive any contingent coupon following any valuation date on which the closing value of the worst performer on that valuation date is less than its coupon barrier. • The return on the securities depends on the performance of the worst performer. As a result, the securities are subject to the risks of each of the underlyings and will be negatively affected if any one performs poorly. • You will be subject to risks relating to the relationship among the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive contingent coupons if the worst performer performs in a way that would otherwise be favorable. • The securities offer downside exposure, but no upside exposure, to the underlyings . • The performance of the securities will depend on the closing values of the underlyings solely on the valuation dates, which makes the securities particularly sensitive to volatility in the closing values of the underlyings on or near the valuation dates. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The Energy Select Sector SPDR ® Fund is subject to concentrated risks associated with the energy sector. • The SPDR ® S&P® Biotech ETF is subject to risks associated with investing in the biotechnology sector. • The SPDR ® S&P® Biotech ETF is subject to risks associated with the health care sector. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.